EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 24, 2019, with respect to the audited consolidated financial statements of NuZee, Inc. and the effectiveness of internal control over financial reporting of NuZee, Inc., included in its Annual Report on Form 10-K for the year ended September 30, 2019. Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com
Houston, Texas
September 1, 2020